UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (936) 230-5899
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously disclosed on December 9, 2014, Mark Haley, Vice President and Chief Accounting Officer of Conn’s, Inc. (the “Company”), was appointed as Interim Chief Financial Officer of the Company. At the time of Mr. Haley’s appointment, the Compensation Committee of the Board of Directors (the “Compensation Committee”) had not made a determination as to any additional compensation that Mr. Haley would receive for serving as Interim Chief Financial Officer.
On February 12, 2015, the Compensation Committee approved $9,000 per month of additional compensation to be paid to Mr. Haley for each month he serves as Interim Chief Financial Officer, effective as of January 1, 2015.
In addition, the Compensation Committee determined the extent to which previously established goals under the Company’s fiscal 2015 cash bonus program were met and the level of earned cash bonuses for fiscal 2015 for each of our named executive officers. Because threshold operating income was not met for fiscal 2015, none of the named executive officers were eligible to receive cash bonuses for the fiscal year ended January 31, 2015, except for Walter Broussard who earned a $33,750 bonus payment under the fiscal 2015 cash bonus program for meeting his personal performance goals. Mr. Broussard’s base salary in fiscal 2015 was $225,000 and his target bonus was equal to 60% of his annual base salary, weighted as follows: (i) 50% based on the Company’s operating income; and (ii) 50% based on achievement of personal performance goals. Mr. Broussard’s total bonus weighted toward the Company’s performance goals paid out at 0% and his personal performance goal target paid out at 50%.
On February 12, 2015, the Compensation Committee also approved discretionary bonus payments, not under the fiscal 2015 cash bonus program, to Mr. Haley in the amount of $33,036 and to Mr. Broussard in the amount of $36,250. No discretionary bonuses were approved for any other named executive officer.
The Compensation Committee also adopted our fiscal 2016 cash bonus program (“FY 2016 Cash Bonus Program”). Our named executive officers, as well as certain of our other executive officers and employees are eligible to participate in the FY 2016 Cash Bonus Program.
The Compensation Committee established three bonus levels for the FY 2016 Cash Bonus Program: threshold, target and maximum. Each participant in the Cash Bonus Program is eligible to receive cash bonus payments upon the attainment of certain pre-determined operating profit levels for the fiscal year ending January 31, 2016. If we do not attain the threshold level, no payment will be made to any individual under the Cash Bonus Program. Linear interpolation will be used to calculate payments under the Cash Bonus Program for amounts that may fall in between threshold, target and maximum levels of performance. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the FY 2016 Cash Bonus Program based on achievement of personal performance goals or pay bonuses (including, without limitation, discretionary bonuses) to participants under the FY 2016 Cash Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

The target and maximum award levels for our named executive officers under the FY 2016 Cash Bonus Program remain unchanged from the 2015 cash bonus program and are reflected in the table below:

Name	Title	FY 2016 Target Bonus (as a percentage of FY2016 annual base salary)
Theodore M. Wright	Chairman, President and Chief Executive Officer	100%
Michael J. Poppe	Executive Vice President and Chief Operating Officer	60%
David W. Trahan	President-Retail	60%
Walter Broussard	Senior Vice President-Store Operations	60%
Mark Haley	Vice President, Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	50%

Except as disclosed in this Current Report on Form 8-K, there have not been any changes to the compensation arrangements of any of our named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	February 18, 2015	By:	/s/ Robert F. Bell
		Name:	Robert F. Bell
		Title:	Vice President and General Counsel